EXHIBIT 99.1


     Nestor, Inc. 400 Massasoit Avenue, Suite 200 East Providence, RI 02914
              Ph: (401) 434-5522 Fax: (401) 434-5809 www.nestor.com
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FOR IMMEDIATE RELEASE


CONTACT:   Nigel P. Hebborn, Executive Vice President
           (401) 434-5522 ext. 714 www.nestor.com

                 NESTOR, INC. COMPLETES EQUITY PRIVATE PLACEMENT
                         AND EXTINGISHMENT OF LEASE DEBT

Providence, RI - January 28, 2004- Nestor, Inc. (OTC BB: NESO), the parent of Nestor Traffic Systems, Inc., a leading provider of video-based monitoring systems for traffic safety, is pleased to report that it has issued 605,000 shares of common stock at $3.00 per share in a private placement to accredited investors. The shares offered were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Including funds raised in transactions completed in December and earlier this month, the Company has raised more than $10 million in debt and equity financings to support its continued business growth plans.

In addition, on January 26, 2004, the Company retired lease financing with Electronic Data Systems Corporation early by making a final payment of $2,178,764. The lease financing carried interest at a 12% annual rate, and had a remaining term of over four years. The transaction will result in the Company recording a gain on early extinguishment of debt of approximately $680,000 in the first quarter of 2004.

William Danzell, Chief Executive Officer of Nestor, Inc. stated, "Nestor's cash position and its stronger balance sheet enables Nestor to self-finance installations of all foreseeable new orders in a timely manner. The improved cash position also allows the Company to make a significant investment into the next generation of CrossingGuard which will feature high definition video cameras."

Nestor Traffic Systems is the provider of CrossingGuard(R) video-based red-light enforcement solutions and services. Through patented video technology, Nestor offers a turnkey solution that helps reduce red-light violations and increase traffic safety at intersections. In addition, CrossingGuard is the only automated red-light enforcement system in the industry that offers customers Collision Avoidance, an optional safety feature that actually helps prevent intersection collisions. CrossingGuard's use of multiple videos offers municipalities an opportunity to significantly reduce red light running violations while demonstrating its commitment to fairness. Services include: intersection evaluation, equipment installation, user training and support, citation issuance and payment processing, and account management. CrossingGuard is a registered trademark of Nestor Traffic Systems, Inc. For more information, call (401) 434-5522 or visit www.nestor.com.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements and investors should not place undue reliance on our forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, patent protection of our technology, and other factors discussed in Exhibit 99.1 to our most recent annual report filed with the SEC. The forward-looking statements included in this press release represent our current views and we specifically disclaim any obligation to update these forward-looking statements in the future.

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